The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

The Cincinnati Insurance Company Offers
Stay-at-Home Discount to Personal Auto Policyholders

Cincinnati, April 13, 2020 - Cincinnati Financial Corporation (Nasdaq: CINF) announced that two of its property casualty insurance subsidiaries, The Cincinnati Insurance Company and The Cincinnati Casualty Company, will offer a 15% personal lines auto credit for current policyholders.
Personal lines auto policyholders of Cincinnati Insurance and Cincinnati Casualty will receive a 15% credit per policy on their April and May premiums - pending regulatory approval. No action is required by policyholders to receive this discount.
“It’s taken all of us staying at home, keeping our distance and practicing strong personal hygiene to slow the spread of COVID-19,” commented Will Van Den Heuvel, senior vice president, Personal Lines. “We’ve seen a reduction in claims as a result of reduced driving. The Stay-at-Home credit reflects that reduction and supports our policyholders at a time when many are facing financial hardship.”
Cincinnati puts the health and safety of associates, agents and customers at the top of its priorities. That’s why the company put its business continuity plans in action, helping to prevent the spread of COVID-19 while keeping the business running, ready to serve agents and policyholders with outstanding service.
For Policyholders:

•	Pausing cancellations for personal lines and commercial lines policyholders due to nonpayment of premium and waiving late fees until at least April 30

•	Waiving restrictions on policyholders now performing delivery services in efforts to protect the wellbeing of their communities

•	Providing additional risk management advice to businesses considering manufacturing of personal protective equipment

•	Waiving vacancy clauses for buildings temporarily closed due to the pandemic

•	Providing credits on commercial policies for vehicles not being used when requested

•	Conducting virtual claims and risk management inspections where possible, and closely following CDC health guidelines when an in-person meeting is necessary
For Agents:

•	Delivering meals, purchased from local businesses, to agencies to help support their employees as they work to serve clients in their communities

•	Transforming training sessions to virtual sessions

•	Connecting agents for roundtable discussion on how to best serve clients during the COVID-19 outbreak

•	Using the Cincinnati Customer Care Center to temporarily assist agents as they transitioned their offices to work from home
For Associates:

•	Moving more than 95% of company associates to work from home

•	Supplying location-critical associates with sanitization products and offering take-home meals from our food service vendor, limiting the additional number of trips needed

•	Maintaining full pay for associates who couldn’t do their jobs from home or who were needed to care for family members

•	Purchasing face coverings for location-critical associates and those who need to meet with policyholders

To learn more about the company’s response to COVID-19, please visit www.cinfin.com/covid-19.

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                            Street Address:
P.O. Box 145496                                6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                        Fairfield, Ohio 45014-5141
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